Exhibit 3.27

LIMITED LIABILITY COMPANY AGREEMENT

of

CATALENT US HOLDING II, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), of CATALENT US HOLDING II, LLC, a Delaware limited liability company (the “Company”), is being entered into by its sole member, Catalent Pharma Solutions, Inc., a Delaware corporation (the “Sole Member”) and dated as of June 30, 2008:

1. Formation. The Company has been formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”). A Certificate of Formation of the Company was filed with the Secretary of State of Delaware on June 11, 2008.

2. Registered Office and Principal Place of Business. The registered office of the Company in the State of Delaware shall be located at c/o Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be c/o Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The principal places of business and offices of the Company shall be located at, and the Company’s business shall be conducted from such place or places as the Sole Member may from time to time designate.

3. Name. The Company shall conduct its activities under the name of Catalent US Holding II, LLC. The Sole Member shall have the power at any time to change the name of the Company; provided, that the name shall always contain the words “Limited Liability Company” or the letters “LLC.” Prompt notice of any such change shall be given to each Member.

4. Fiscal Year. The fiscal year of the Company shall end on June 30 of each year. The Company shall have the same fiscal year for income tax and for financial and accounting purposes.

5. Purpose. The purpose of the Company shall be, directly or indirectly through subsidiaries or affiliates, (i) to engage in any lawful business under the Act and applicable law that the Sole Member determines the Company shall engage in; and (ii) to do all things necessary or incidental thereto.

6. Management of the Company. Catalent Pharma Solutions, Inc., a Delaware corporation is hereby designated as the Sole Member of the Company. The Company has no other members on the date hereof. Except as otherwise provided herein, the management, control and operation of the Company and the formulation and execution of business and investment policy shall be vested exclusively in the Sole Member, and the Sole Member shall exercise all powers necessary and convenient for the purposes of the Company. The day-to-day administration of the business of the Company shall be carried out by the Sole Member in accordance with this Agreement and/or by employees and agents who may be designated as officers, with titles including but not limited to “chairman,” “vice chairman,” “managing director,” “principal,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the Sole Member (each an “Officer”). The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Sole Member. Any number of offices may be held by the same person.

7. Officers of the Company. The Sole Member hereby determines that the initial Officer shall be: Craig Collingwood, Company Secretary. Any Officer may be removed at any time by the Sole Member. Each Officer shall remain in office until his or her death, resignation or removal. In the event of death, resignation or removal of an Officer, such successor shall be designated by the Sole Member.

8. Authorization. The Sole Member and the Officers are hereby designated as authorized persons, within the meaning of the Act, to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as they may deem necessary or appropriate in furtherance of the ordinary course of business of the Company. The Sole Member and the Officers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Sole Member and the Officers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

9. Capital Contributions. On the date hereof the Sole Member shall make a capital contribution of loan notes issued by Catalent US Holding I, LLC, a Delaware limited liability company with an aggregate principal amount of $408,000,000 pursuant to a contribution agreement dated as of the date hereof. The Sole Member shall make capital contributions to the Company at such times, and in such amounts, as the Sole Member shall determine in its sole discretion, which contributions shall be set forth on the Company’s books and records.

10. Distributions. Distributions shall be made at such time, to such extent and in such manner as the Sole Member shall from time to time determine in its sole discretion.

11. Term. The term of the Company commenced on the date of filing of the Certificate of Formation and will continue until the Company is dissolved and its affairs are wound up in accordance with Section 16 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

12. Additional Members. The Company may, at the Sole Member’s sole discretion, issue additional membership interests to other persons and admit them to the Company as members.

13. Liability. The liability of the Sole Member to the Company is eliminated or limited to the fullest extent permitted under the Act, and the Sole Member shall have no liability to the Company except as expressly required by the Act.

14. Books and Records. The Company shall keep or cause to be kept full and accurate accounts of the transactions of the Company in proper books and records of account which shall set forth all information required by the Act. Such books and records shall be maintained on the basis utilized in preparing the Company’s United States federal income tax returns.

15. Bank Accounts. All cash receipts and other funds of the Company shall be deposited to one or more bank accounts in the name of the Company at one or more banks or other depositories selected by the Sole Member from time to time. Checks and other withdrawals from such accounts may be signed by the Sole Member or by any one or more other persons who may be selected by the Sole Member from time to time. All funds of the Company shall be used solely for Company purposes and shall not be commingled with funds of the Sole Member or other persons.

16. Dissolution of the Company. The Company will be dissolved and its affairs wound up upon the first to occur of the following: (i) the written consent of the Sole Member to dissolve the Company; (ii) the time at which there are no Members, except that the Company will not be dissolved and will not be required to be wound up if a Member is admitted to the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member (the “Terminating Event”), within ninety (90) calendar days after the occurrence of the Terminating Event, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. A Member (the “New Member”) may be admitted to the Company after there is no longer a remaining Member of the Company, and such New Member will be so admitted if the Member thereof executes an instrument in writing, either before or after the Terminating Event, stating that the New Member is to be so admitted in accordance with this Section 15, and the New Member agrees in writing to become a party to, and bound by, this Agreement, as amended, supplemented or otherwise modified.

17. Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Sole Member (or if there is none, by the remaining Members), or by such liquidating trustee as may be approved by the Sole Member.

18. Taxation. The Company shall be disregarded as an entity separate from its owner for United States federal income tax purposes.

19. Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity or the remainder of this Agreement.

20. Certificated Interests. All limited liability company Interests of the Company shall be evidenced and represented by a Certificate of Limited Liability Company Interest issued by the Company to each Member. Such Certificate of Limited Liability Company Interest is intended to be and shall be considered a “security certificate” within the meaning of 6 Del. Code Section 8-102(a)(16). The limited liability company interests represented or evidenced by such Certificate are intended to be treated as and shall be considered “certificated securities” within the meaning of 6 Del. Code Section 8-102(a)(4). The Officers of the Company are hereby authorized, empowered, and directed to execute and deliver any such Certificate and such Certificates shall be delivered by the Company to the applicable holder within ten business days of the date of issuance.

21. Indemnification. Subject to the limitations and conditions as provided in this Section 20, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of which he is the legal representative, is or was a Member or Officer, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the

Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such person in connection with such Proceeding, appeal, inquiry or investigation, and indemnification under this shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Section 20 shall be deemed contract rights, and no amendment, modification or repeal of this Section 20 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 20 could involve indemnification for negligence or under theories of strict liability.

22. Amendment. This Agreement may be amended and/or restated at any time with the consent of the Sole Member.

23. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, all rights and remedies being governed by such laws.

24. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be an original or facsimile and all of which together shall constitute a single instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement as of date first written above.

CATALENT PHARMA SOLUTIONS, INC., sole member

By:	/s/ Matthew Walsh
Name:	Matthew Walsh
Title:	Senior Vice President, Chief Financial Officer
& Assistant Treasurer

MEMBER CONTRIBUTIONS AND MEMBER INTERESTS

As of June 30, 2008

Name of Member	Capital Contribution	Member Interest	Certificate Number
Catalent Pharma Solutions, Inc.	$408,000,000	100% of member interest	1